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March 10, 2006


RiverSource New Dimensions Fund
AXP Dimensions Series, Inc.
70100 AXP Financial Center
Minneapolis, MN 55474

RiverSource Large Cap Equity Fund
AXP Growth Series, Inc.
70100 AXP Financial Center
Minneapolis, MN 55474

Ladies and Gentlemen:

         We have acted as counsel in connection with the Agreement and Plan of Reorganization (the "Agreement") dated November 10, 2005 between AXP Dimensions Series, Inc.,1 a company organized under the laws of Minnesota ("Target Corporation"), on behalf of one of its series, RiverSource New Dimensions Fund ("Target Fund") (formerly AXP New Dimensions Fund), and AXP Growth Series, Inc.,2 a company organized under the laws of Minnesota ("Acquiring Corporation"), on behalf of one of its series, RiverSource Large Cap Equity Fund ("Acquiring Fund") (formerly AXP Quantitative Large Cap Equity Fund). The Agreement describes a transaction (the "Transaction") to occur as of the date of this letter (the "Closing Date"), pursuant to which Acquiring Fund will acquire substantially all of the assets of Target Fund in exchange for shares of beneficial interest in Acquiring Fund (the "Acquiring Fund Shares") and the assumption by Acquiring Fund of all of the liabilities of Target Fund following which the Acquiring Fund Shares received by Target Fund will be distributed by Target Fund to its shareholders in liquidation and termination of Target Fund. This opinion as to certain U.S. federal income tax consequences of the Transaction is furnished to you pursuant to Sections 7(d) and 8(d) of the Agreement. Capitalized terms not defined herein are used herein as defined in the Agreement.

         Target Fund is a series of Target Corporation, which is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management investment company. Shares of Target Fund are redeemable at net asset value at each shareholder's option. Target Fund has elected to be a regulated investment company for federal income tax purposes under Section 851 of the Internal Revenue Code of 1986, as amended (the "Code").

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1 AXP Dimensions Series, Inc. expects to changes its name to RiverSource
Dimensions Series, Inc. in April of 2006.
2 AXP Growth Series, Inc. expects to changes its name to RiverSource Large Cap Series, Inc. in April of 2006.

9910489_1
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RiverSource New Dimensions Fund
RiverSource Large Cap Equity Fund

         Acquiring Fund is a series of Acquiring Corporation, which is registered under the 1940 Act as an open-end management investment company. Shares of Acquiring Fund are redeemable at net asset value at each shareholder's option. Acquiring Fund has elected to be a regulated investment company for federal income tax purposes under Section 851 of the Code.

         For purposes of this opinion, we have considered the Agreement, the Combined Prospectus/Proxy Statement dated December 16, 2005 and such other items as we have deemed necessary to render this opinion. In addition, you have provided us with letters dated as of the date hereof, representing as to certain facts, occurrences and information upon which you have indicated that we may rely in rendering this opinion (whether or not contained or reflected in the documents and items referred to above).

         The facts you have represented as to in paragraph 5 of the letter from Acquiring Fund and paragraph 6 of the letter from Target Fund, each dated as of the date hereof, support the conclusion that, following the Transaction, Acquiring Fund will continue the historic business of Target Fund as an open-end investment company that seeks long-term growth of capital, generally by investing in equity securities.

         Target Fund has accomplished this goal historically through a "master-feeder" structure in which Target Fund invested all of its assets in Growth Trends Portfolio, a series of Growth Trust, a Massachusetts business trust. Growth Trends Portfolio (the "Master Fund"), in turn invested those assets in a portfolio of securities. Target Fund and Ameriprise Financial, Inc. have historically owned all of the interests of the Master Fund (with Target Fund historically owning more than 99% of those interests). On or before the day prior to the Closing Date, the Master Fund made one or more distributions to Ameriprise Financial, Inc. in liquidation of Ameriprise Financial, Inc.'s interest in the Master Fund. As a result of the liquidation of Ameriprise Financial, Inc.'s interest in the Master Fund, the Master Fund will be disregarded as an entity separate from its sole owner, Target Fund, in accordance with Treas. Reg. Section 301.7701-3(f)(2) with the effect that, for federal income tax purposes, Target Fund will be deemed to have received assets from the Master Fund in liquidation of its interests therein. Accordingly, at the time of the Transaction, Target Fund will be deemed, for federal income tax purposes, to directly own the securities previously owned by the Master Fund, rather than owning interests in the Master Fund. Because Target Fund, as "feeder fund" in the above-described "master-feeder" structure, has owned more than 99% of the interests in the Master Fund for a significant period of time without reference to the Transaction, Treasury Regulations allow Target Fund to treat the business activities of the Master Fund as Target Fund's own historic business activities. Therefore, for purposes of this opinion, reference will be made directly to the business and assets of Target Fund rather than to the business and assets of the Master Fund.

         Various factors demonstrate the similarity between Target Fund and Acquiring Fund. As one would expect from equity funds, as of August 31, 2005 (the "comparison date"), each fund invested greater than 94% of its net assets in stocks and none of its net assets in bonds, and held
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RiverSource New Dimensions Fund
RiverSource Large Cap Equity Fund

less than 6% of its net assets in cash. The funds are in different Morningstar categories (determined based on the style and size of the stocks that they typically own). Target Fund is a "Large Growth" fund, in accordance with its focus on growth stocks of large- and giant-cap companies, and Acquiring Fund is a "Large Blend" fund, in accordance with its focus on a combination of growth and value stocks of large- and giant-cap companies. However, both funds are categorized by Lipper as "Large Cap Core" funds, and the style of Target Fund's stocks is clearly consistent with the funds' shared investment objective of long-term growth of capital and analogous to at least a portion of Acquiring Fund's stocks.

         A comparison of the funds' portfolios indicates that, consistent with the funds' shared goals and strategies, the funds hold stocks with similar characteristics. The funds' portfolios are similar in terms of market capitalization. As of the comparison date, the weighted average market capitalization figure of Target Fund, $53.673 billion (at the lower end of the giant-cap range), was different from that of Acquiring Fund, $40.794 billion (at the higher end of the large-cap range). When compared in terms of the percentage of net assets each fund invested in stocks of varying market capitalizations, there was a total overlap of 89.02%, consisting of 50.50% in giant-cap stocks, 34.14% in large-cap stocks, and 4.38% in mid-cap stocks.3 Consistent with their "Large" Morningstar and Lipper categories, each fund invested the majority of its net assets in giant-cap stocks (61.48% for Target Fund and 50.50% for Acquiring Fund), approximately one-third of its net assets in large-cap stocks (34.14% for Target Fund and 36.52% for Acquiring Fund), and a relatively small percentage of its net assets in mid-cap stocks (4.38% for Target Fund and 10.53% for Acquiring Fund). Acquiring Fund invested only approximately 2.5% of its net assets in small- and micro-cap stocks; Target Fund did not invest in small- and micro-cap stocks.

         With respect to issuer diversification, the funds have a similar profile in their investments across industry sectors. As of the comparison date, the funds' equity investments were compared using three broad sectors, which were then subdivided into twelve sub-categories. Looking solely at the three broad sectors, the funds shared a total overlap of over 95.44% (specifically comprising 38.81% in the services sector, 29.99% in the manufacturing sector, and 26.64% in the information sector): each fund invested approximately 40% of its net assets in the services sector, approximately one-third of its net assets in the manufacturing sector, and between 26% and 32% of its net assets in the information sector.

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3 Rather than using a fixed number of "large-cap" or "small-cap" stocks,
Morningstar uses a flexible system that is not adversely affected by overall movements in the market. World equity markets are first divided into seven style zones: (1) United States, (2) Latin America, (3) Canada, (4) Europe, (5) Japan,
(6) Asia excluding Japan, and (7) Australia/New Zealand. The stocks in each style zone are further subdivided into size groups. "Giant-cap" stocks are defined as those that account for the top 40% of the capitalization of each style zone, "large-cap" stocks represent the next 30%, "mid-cap" stocks represent the next 20%, "small-cap" stocks represent the next 7%, and "micro-cap" stocks represent the smallest 3%.
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RiverSource New Dimensions Fund
RiverSource Large Cap Equity Fund

         Upon further dividing these three sectors into twelve sub-categories (manufacturing: consumer goods, industrial goods, energy, utilities; services: healthcare services, consumer services, business services, financial services; and information: software, hardware, media, telecommunications), the funds shared a total overlap of 72.81%. Both funds were also relatively diversified across these twelve sub-categories, with each fund allocating no more than 20% of its net assets to any one sub-category. In addition, within the manufacturing sector, each fund made slightly greater than one-third of its investments in industrial materials, slightly less than one-third of its investments in each of energy and consumer goods, and a small percentage of its investments in utilities.

         Next, the funds' portfolios are similar in terms of regional exposure. As of the comparison date, greater than 93% of the stock in each fund's equity portfolio was North American stock and less than 7% was non-North American stock. In addition, with respect to investments in non-North American stock, each fund invested the largest percentage of its total net assets in European developing markets (1.20% for Target Fund and 2.85% for Acquiring Fund) and a small percentage of its total net assets in Asian emerging markets (0.64% for Target Fund and 0.15% for Acquiring Fund). Acquiring Fund also invested small percentages of its total assets in the United Kingdom (1.91%), Asia developing markets (0.43%), Africa/Middle East (0.37%), Latin America (0.29%), Japan (0.19%) and European emerging markets (0.08%).

         In addition to offering investors similar levels of exposure to diversified portfolios of stocks whose issuers have a similar range of market capitalizations, both funds offered investors somewhat similar exposure to growth and income. As of the comparison date, the weighted average P/E ratios of the funds, a measure of growth potential were relatively close (26.48 for Target Fund and 22.18 for Acquiring Fund), although their dividend yields4 (1.2% for Target Fund and 1.6% for Acquiring Fund), and overall yields5 (0.67% for Target Fund and 0.40% for Acquiring Fund) as of July 31, 20056 were slightly different.

         Consistent with the similarity of investment strategies, the funds bear similar risk profiles. Although the funds have different primary benchmarks (S&P 500 Index for Target

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4 Projected dividend yield for a stock is the percentage of its stock price that a company is projected to pay out as dividends. It is calculated by dividing estimated annual dividends per share (DPS) for the current fiscal year by the company's most recent month-end stock price. Morningstar calculates internal estimates for the current year DPS based on the most recently reported DPS and average historical dividend growth rates. This is one of the five value factors used to calculate the Morningstar Style Box. For portfolios, this data point is calculated by taking an asset-weighted average of the dividend yields of all the stocks in the portfolio.
5 Yield, expressed as a percentage, represents a fund's income return on capital investment for the past 12 months. This figure refers only to interest distributions from fixed-income securities, dividends from stocks, and realized gains from currency transactions. Monies generated from the sale of securities or from options and futures transactions are considered capital gains, not income. Return of capital is also not considered income. Morningstar computes yield by dividing the sum of the fund's income distributions for the past 12 months by the previous month's net asset value (adjusted upward for any capital gains distributed over the same time period).
6 July 31, 2005 is the most recent date for which dividend yield and overall yield data is available on Morningstar.
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RiverSource New Dimensions Fund
RiverSource Large Cap Equity Fund

Fund and Russell 1000 Index for Acquiring Fund), as of the comparison date, Target Fund and Acquiring Fund correlated with the S&P 500 to a similar degree, with 1-year betas of 1.02 and 0.86 respectively and 3-year betas of 0.89 and
0.95 respectively.7

         The specific characteristics described above (the relative figures and percentages in terms of asset allocation, market capitalization, sector diversification, regional exposure, P/E ratio, yield, and risk profile) do not constitute fixed aspects of Target Fund and Acquiring Fund's investment strategies. Rather, they reflect the fact that the funds' similar investment strategies have led them to react similarly (by choosing similar portfolios) to the market conditions in place up until the comparison date.

         Consistent with the similarity of the funds, on the date of the Transaction, at least 33 1/3% of Target Fund's portfolio assets will not be required to be sold by virtue of the investment objectives, strategies, policies, risks or restrictions of Acquiring Fund, and Target Fund has not realigned its portfolio prior to the Transaction in order for this to be true. Acquiring Fund has no plan or intention to change any of its investment objectives, strategies, policies, risks or restrictions after the Transaction. After the Transaction, Acquiring Fund will invest all assets acquired from Target Fund in a manner consistent with the funds' shared investment strategies, as described above and reflected by the aforementioned portfolio data.

          Based on the foregoing representations and assumptions and our review of the documents and items referred to above, we are of the opinion that generally, subject to the final paragraphs hereof, for U.S. federal income tax purposes:

(i) The Transaction will constitute a reorganization within the meaning of Section 368(a) of the Code, and Acquiring Fund and Target Fund each will be a "party to a reorganization" within the meaning of Section 368(b) of the Code;

(ii) Under Section 1032 of the Code, no gain or loss will be recognized by Acquiring Fund upon the receipt of the assets of Target Fund in exchange for Acquiring Fund Shares and the assumption by Acquiring Fund of the liabilities of Target Fund;

(iii) Under Section 362(b) of the Code, the basis in the hands of Acquiring Fund of the assets of Target Fund transferred to Acquiring Fund in the Transaction will be the same as the basis of such assets in the hands of Target Fund immediately prior to the transfer;

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7 Beta is the statistical measure of the degree of variance between a security or fund and a specifically defined market, such as the S&P 500 or the Russell 1000 Value.
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RiverSource New Dimensions Fund
RiverSource Large Cap Equity Fund

(iv) Under Section 1223(2) of the Code, the holding periods of the assets of Target Fund in the hands of Acquiring Fund will include the periods during which such assets were held by Target Fund;

(v) Under Section 361 of the Code, no gain or loss will be recognized by Target Fund upon the transfer of Target Fund's assets to Acquiring Fund in exchange for Acquiring Fund Shares and the assumption by Acquiring Fund of the liabilities of Target Fund, or upon the distribution of Acquiring Fund Shares by Target Fund to its shareholders in liquidation;

(vi) Under Section 354 of the Code, no gain or loss will be recognized by Target Fund shareholders upon the exchange of their Target Fund shares for Acquiring Fund Shares;

(vii) Under Section 358 of the Code, the aggregate basis of Acquiring Fund Shares a Target Fund shareholder receives in connection with the Transaction will be the same as the aggregate basis of his or her Target Fund shares exchanged therefor;

(viii) Under Section 1223(1) of the Code, a Target Fund shareholder's holding period for his or her Acquiring Fund Shares will be determined by including the period for which he or she held the Target Fund shares exchanged therefor, provided that he or she held such Target Fund shares as capital assets; and

(ix) Acquiring Fund will succeed to and take into account the items of Target Fund described in Section 381(c) of the Code, subject to the conditions and limitations specified in Sections 381, 382, 383 and 384 of the Code and the Regulations thereunder.

We express no view with respect to the effect of the reorganization on any transferred asset as to which any unrealized gain or loss is required to be recognized at the end of a taxable year (or on the termination or transfer thereof) under federal income tax principles.

         We note that, as described above, prior to the Transaction, Target Fund will, for federal income tax purposes, be deemed to have received assets from a partnership (the Master Fund) in which it has invested all of its assets, and through which it has historically conducted its business, in complete liquidation of its interests therein. That deemed liquidation will result in Target Fund's tax basis in its interest in that partnership being substituted for the tax basis of the assets owned by the partnership at the time of the liquidation, allocated among those assets as provided in Section 732(c) of the Code. It is this basis that will "carry over" to Acquiring Fund as described in
(iii) above.

         In connection with this opinion, we call your attention to Revenue Ruling 87-76, 1987-2 C.B. 84, published by the Internal Revenue Service (the "IRS"). In that ruling, the IRS held that
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RiverSource New Dimensions Fund
RiverSource Large Cap Equity Fund

the so-called "continuity of business enterprise" requirement necessary for tax-free reorganization treatment was not met in the case of an acquisition of an investment company which invested in corporate stocks and bonds by an investment company which invested in municipal bonds. Specifically, the IRS based its ruling on its conclusion that the business of investing in corporate stocks and bonds is not the same line of business as investing in municipal bonds. We believe that the IRS's conclusion in this ruling has always been questionable. In addition, a series of private letter rulings issued in July 2005 suggests that the IRS's position on this issue is evolving: the IRS relied upon historic business representations to conclude that the reorganization satisfied the continuity of business enterprise requirement. However, even if the IRS's 1987 revenue ruling were a correct statement of law, the facts of this Transaction are distinguishable from those in the ruling.

         We believe that Acquiring Fund and Target Fund are both engaged in the same line of business: each is an open-end management investment company that seeks long-term growth of capital, generally by investing in equity securities. The funds' portfolios are substantially similar in terms of asset allocation, market capitalization, sector diversification, regional exposure and risk profile. After the Transaction, Acquiring Fund will continue that line of business for the benefit of the stockholders of both Target and Acquiring Funds. Although Acquiring Fund will dispose of securities formerly held by Target Fund, these dispositions will be fully consistent with the shared historic investment policies of both Funds and all proceeds generated by such dispositions will be reinvested in a manner fully consistent with such policies. In these circumstances, we are of the opinion that Acquiring Fund will have continued the historic business of Target Fund for the benefit of, among others, the historic stockholders of Target Fund, and that the continuity of business enterprise doctrine should, as a result, be fulfilled. Because Revenue Ruling 87-76 is the only ruling on which taxpayers can rely (i.e., the only ruling that is not a private letter ruling) dealing specifically with the application of the "continuity of business enterprise" requirement to a reorganization involving investment companies, however, our opinion cannot be free from doubt. No ruling has been or will be obtained from the IRS as to the subject matter of this opinion and there can be no assurance that the IRS or a court of law will concur with the opinion set forth above.

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RiverSource New Dimensions Fund
RiverSource Large Cap Equity Fund

         Our opinion is based on the Internal Revenue Code of 1986, as amended, Treasury Regulations, Internal Revenue Service rulings, judicial decisions, and other applicable authority, all as in effect on the date of this opinion. The legal authorities on which this opinion is based may be changed at any time. Any such changes may be retroactively applied and could modify the opinions expressed above.

                                Very truly yours,

                          /s/   Ropes & Gray LLP
                          ----------------------
                                Ropes & Gray LLP